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THE WET SEAL, INC. ANNOUNCES RESIGNATION OF PRESIDENT OF MERCHANDISE, ARDEN B, AND ENGAGEMENT OF NEW DIVISIONAL CHIEF MERCHANT

FOOTHILL RANCH, CA, February 5, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that Greg Gemette, President of Merchandise, Arden B, has resigned from the Company, effective immediately, for personal reasons.

The Company also announced it has engaged Sharon Hughes to serve as chief merchandise officer for Arden B. Ms. Hughes previously was an employee of the Company from 1990 through 2002, during which time she was involved with the formation of the Arden B concept and held several senior merchant roles, eventually serving as a Senior Vice President of Merchandising for the Company. Ms. Hughes has since been an independent merchandise consultant.

Ed Thomas, chief executive officer for The Wet Seal, Inc., commented: “I would like to thank Greg for his dedication and efforts in leading Arden B merchandising for the past two years. We wish him well in his future professional endeavors.”

Mr. Thomas continued: “I am delighted to have Sharon join us. I previously worked with Sharon for many years at Wet Seal and believe that her merchandising talent and leadership skills are an excellent fit for the Arden B team. I look forward to her contributions to the brand.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 2, 2008, the Company operated a total of 494 stores in 47 states, the District of Columbia and Puerto Rico, including 399 Wet Seal stores and 95 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.